Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES 2012 SECOND QUARTER FINANCIAL RESULTS

Q2 2012 Financial Highlights

•                  Revenues increased by 15.7% to $337.4 million from the first quarter of 2012

•                  Revenues declined 4.1% compared to Q2 2011

•                  Net income of $11.7 million, or $0.23 per diluted share, compared to Q2 2011 net income of $14.5 million, or $0.28 per diluted share

•                  Net cash provided by operating activities of $0.6 million for the quarter

•                  At June 30, 2012:

•            $119.3 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.09 billion

Dallas, TX — August 8, 2012 — Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2012.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Primoris second quarter benefited from strong performances by our ARB Industrial and Underground groups in the West segment and James Construction Group in the East segment.  Our revenues increased by 15.7% from the first quarter of 2012 and by 28.6% compared to the 2011 second quarter excluding the impact of the completed Ruby project.  While most of this revenue growth was organic, the Sprint acquisition added a $12.8 million benefit in the current quarter.  Compared to the first quarter of 2012, we increased our operating margin and our net income improved by 11.9%.”

Mr. Pratt continued, “Based on our prospect flow and project opportunities, we believe that we will experience good backlog growth both for the remainder of this year and into next year.  Last month we announced new contract awards valued at over $370 million, much of which will be completed in 2012.  As expected for our diverse group of specialized construction and infrastructure companies, the awards were spread across our subsidiaries and end markets.  For the longer term, we remain excited about the opportunities in the large diameter pipeline, the pipeline integrity and the power generation markets.  Against a backdrop of increasing macroeconomic and political uncertainty, we are proud of the people who have helped us grow this far and encouraged by the continued growth opportunities in our markets in the coming quarters.

2012 SECOND QUARTER RESULTS OVERVIEW

Revenues for the 2012 second quarter declined 4.1% to $337.4 million from $352.0 million for the same period last year.  The 2011 second quarter included revenue of $89.5 million for the Ruby pipeline project, substantially completed in 2011.  Excluding the Ruby revenue impact, revenues for the 2012 second quarter increased by $75.0 million, or 28.6%.  The increased revenues are primarily as a result of increased project work in the West Construction Services segment for both industrial and underground projects, as well as the impact of the March 2012 acquisition of Sprint, which contributed $12.8MM in revenue for the three months ended June 30, 2012.  Gross profit for the 2012 second quarter rose by 6.3% to $44.0 million, or 13.0% of revenues, from $41.4 million, or 11.8% of 2011 second quarter revenue.  Gross profit for the 2011 second quarter included gross profit for the Ruby project of $14.4 million.  Excluding the impact of the Ruby project, gross profit for the 2012 second quarter increased by $17.4 million compared to the same period in the previous year.  Higher gross profit was due primarily to the increased project work in the West Construction Services Segment as well as the gross profit contribution from the March 2012 acquisition of Sprint, which contributed $3.8 million to gross profit for the 2012 second quarter.

SEGMENT RESULTS

•              East Construction Services — located primarily in the southeastern United States, incorporates the construction business of James Construction Group (JCG), Cardinal Contractors, Inc.’s water and wastewater, Sprint Pipeline Services LP, acquired in March 2012 , and the operating results of Silva since May 30, 2012

•              West Construction Services — includes construction services performed by companies headquartered in the western United States including ARB, Inc., ARB Structures, Inc., and Rockford.

•              Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended June 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$156,057	46.2%	$144,538	41.0%
West Construction Services	167,287	49.6%	196,623	55.9%
Engineering	14,092	4.2%	10,795	3.1%
Total	$337,436	100.0%	$351,956	100.0%

	For the six months ended June 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$277,907	44.2%	$272,617	38.3%
West Construction Services	325,318	51.7%	416,737	58.6%
Engineering	25,784	4.1%	22,247	3.1%
Total	$629,009	100.0%	$711,601	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended June 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$17,360	11.1%	$17,295	12.0%
West Construction Services	24,294	14.5%	21,687	11.0%
Engineering	2,350	16.7%	2,424	22.5%
Total	$44,004	13.0%	$41,406	11.8%

	For the six months ended June 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$28,778	10.4%	$30,338	11.1%
West Construction Services	48,695	15.0%	46,450	11.1%
Engineering	4,127	16.0%	5,248	23.6%
Total	$81,600	13.0%	$82,036	11.5%

East Construction Services:  Revenues increased by $11.5 million in the 2012 second quarter, primarily due to the March 2012 acquisition of Sprint, which generated $12.8 million in revenue for the quarter.  Excluding the impact of Sprint, the $1.3 million revenue decline was due to decreased petrochemical work in the Gulf Coast area and the substantial completion of a large causeway project in Louisiana in 2011.  Offsetting this were increases in infrastructure and maintenance work.  The $0.1 million increase in gross profit was driven by the Sprint acquisition, which contributed $3.8 million to gross profit, offset by lower margins on heavy civil projects, primarily due to the startup of the I-35 projects in Texas as well as the impact from the substantial completion of a large causeway project in Louisiana in 2011.

West Construction Services:  Revenues decreased by $29.3 million in the 2012 second quarter.  The 2011 second quarter included $89.5 million in revenues from the Ruby project.  Excluding the Ruby project revenues, revenues increased by $60.2 million in the 2012 second quarter, due primarily to a $22.8 million increase in the California underground business and a $19.2 million increase in the California industrial business. A significant contributor to the underground business was pipeline integrity work for the major gas utilities, while work on power plants provided a major increase to the industrial business.  Excluding the 2011 second quarter Ruby project gross profit of $14.4 million, gross profit for the 2012 second quarter increased by $17.4 million, driven by the significant increase in volume in both the underground and industrial projects.

Engineering: Revenues increased by $3.3 million, mainly due to the completion of several furnace upgrade and refurbishment projects for two major U.S. chemical companies.  Gross profit decreased by $0.1 million, primarily as the result of lower profit margins achieved on international projects at our Canadian location and higher margin projects closeouts in the prior year.

Selling, general and administrative expenses (“SG&A”) were $23.4 million, or 6.9% of revenues for the second quarter of 2012, compared to $20.5 million, or 5.8% of revenues for the second quarter of 2011, an increase of $2.9 million.  The increased SG&A included $2.0 million as a result of the Sprint acquisition, a $0.5 million increase in legal expenses, a $0.2 million increase in amortization of intangible assets and an increase of $0.8 million in other overhead expenses, offset by a reduction in compensation expenses of $0.6 million.  Excluding the impact of Sprint, SG&A as a percentage of revenues were 6.6% for the 2012 second quarter.

Operating income for the 2012 second quarter $20.6 million, or 6.1% of total revenues, compared to $20.9 million, or 6.0% of total revenues, for the same period last year.

Net other income and expenses in the 2012 second quarter was an expense of $1.5 million, a $4.3 million decline from net other income of $2.8 million in the 2011 second quarter.  The decline was primarily due to the near completion of the St. Bernard Levee Partners joint venture.

The provision for income taxes for the 2012 second quarter was $7.4 million, for an effective tax rate of 38.5%, compared to $9.2 million, for an effective tax rate of 39.0%, in the prior year quarter.

Net income for the 2012 second quarter was $11.7 million, or $0.23 per diluted share, compared to net income of $14.5 million, or $0.28 per diluted share, in the same period in 2011.

Fully diluted shares outstanding for the 2012 second quarter increased by 0.5% to 51.4 million from 51.2 million in last year’s second quarter.  The increase was mainly due to shares issued as a result of Rockford meeting a defined performance target in 2011.  During the 2012 second quarter, the Company purchased 89,600 shares of stock under the previously announced share repurchase program, for a total of $1.0 million.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at June 30, 2012 included cash and cash equivalents of $119.3 million, working capital of $97.2 million, total debt and capital leases secured by equipment of $81.8 million, subordinated acquisition debt of $5.0 million and stockholders’ equity of $299.5 million.  The balance sheet included a $12.6 million liability representing the estimated fair value for potential earn-out payments for Rockford’s financial performance for 2012 and Sprint’s performance for 2012 and 2013.

BACKLOG

At June 30, 2012, total backlog was $1.09 billion compared to $1.17 billion at December 31, 2011.  Primoris expects that approximately 61% of total backlog at June 30, 2012 will be recognized as revenue during the remainder of 2012, with $420 million expected for the East Construction Services segment, $228 million for the West Construction Services segment and $14 million for the Engineering segment.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation and projects that are considered a part of backlog may be cancelled by our customers.  For the six months ended June 30, 2012, approximately $124.7 million of revenue was generated by projects that were not included in backlog.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Wednesday, August 8, 2012 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8029 (Domestic)

•            (201) 689-8029 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has doubled its size and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended June 30, 2012, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$337,436	$351,956	$629,009	$711,601
Cost of revenues	293,432	310,550	547,409	629,565
Gross profit	44,004	41,406	81,600	82,036
Selling, general and administrative expenses	23,396	20,477	43,670	40,322
Operating income	20,608	20,929	37,930	41,714

Other income (expense):
Income (loss) from non-consolidated entities	(171)	4,400	886	5,226
Foreign exchange loss	(6)	(72)	(48)	(36)
Other expense	(371)	(306)	(579)	(603)
Interest income	25	100	47	258
Interest expense	(1,006)	(1,353)	(2,107)	(2,724)
Income before provision for income taxes	19,079	23,698	36,129	43,835

Provision for income taxes	(7,346)	(9,236)	(13,910)	(17,095)
Net income	11,733	14,462	22,219	26,740

Earnings per share:
Basic:	$0.23	$0.28	$0.43	$0.53
Diluted:	$0.23	$0.28	$0.43	$0.52

Weighted average common shares outstanding:
Basic	51,435	51,044	51,386	50,363
Diluted	51,435	51,154	51,386	51,111

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$119,286	$120,306
Short term investments	—	23,000
Customer retention deposits and restricted cash	40,168	31,490
Accounts receivable, net	175,082	187,378
Costs and estimated earnings in excess of billings	45,473	41,866
Inventory and uninstalled contract materials	34,881	31,926
Deferred tax assets	10,659	10,659
Prepaid expenses and other current assets	10,715	13,252
Total current assets	436,264	459,877
Property and equipment, net	151,345	129,649
Investment in non-consolidated entities	12,481	12,687
Intangible assets, net	32,428	32,021
Goodwill	103,569	94,179
Total assets	$736,087	$728,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$107,752	$106,725
Billings in excess of costs and estimated earnings	131,688	137,729
Accrued expenses and other current liabilities	66,292	59,923
Dividends payable	1,542	1,532
Current portion of capital leases	3,535	6,623
Current portion of long-term debt	15,244	13,870
Current portion of subordinated debt	3,223	15,167
Current portion of contingent earnout liabilities	9,755	3,450
Total current liabilities	339,031	345,019
Long-term capital leases, net of current portion	4,089	4,047
Long-term debt, net of current portion	58,970	55,852
Long-term subordinated debt, net of current portion	1,777	7,334
Long-term contingent earnout liabilities, net of current portion	2,842	9,268
Deferred tax liabilities	21,079	21,079
Other long-term liabilities	8,813	10,882
Total liabilities	436,601	453,481

Stockholders’ equity
Common stock-$.0001 par value; 90,000,000 shares authorized, 51,388,406 and 51,059,132 issued and outstanding at June 30, 2012 and December 31, 2011	5	5
Additional paid-in capital	155,417	150,003
Retained earnings	144,064	124,924
Total stockholders’ equity	299,486	274,932
Total liabilities and stockholders’ equity	$736,087	$728,413